Exhibit 99.28(p)(5)

SARDIS GROUP, LLC
CODE OF ETHICS

June 2025

I.	Overview

Rule 204A-1 under the Investment Advisers Act of 1940, as amended (“Advisers Act”) provides that an adviser must adopt and enforce a code of ethics applicable to its Supervised Persons (as defined below). The rule prohibits certain Supervised Persons from engaging in fraudulent, deceitful, or manipulative practices in connection with the purchase or sale of a security held or to be acquired by clients of an adviser. The rule also requires reporting of personal securities holdings and transactions, including transactions in investment funds advised by an adviser or any affiliate. The rule is designed to foster the detection and prevention of fraudulent activities and prevent violations of the code of ethics.

Sardis Group, LLC (“Sardis”, the “Company” or the “Firm”) is an investment adviser registered under the Advisers Act. Consistent with Rule 204A-1 of the Advisers Act and Rule 17j-1 under the Investment Company Act of 1940, as amended (the “1940 Act”), the Company has adopted this Code of Ethics (the “Code”) which contains provisions reasonably necessary to prevent the Company’s employees from engaging in any act, practice, or course of business that would defraud or mislead any of its clients, or that would constitute a manipulative practice.

II.	Statement of General Principles

The Company holds its employees to a high standard of integrity and business practice. In serving its clients, the Company strives to avoid conflicts of interest or the appearance of conflicts in connection with the securities transactions of the Company and its employees. As an investment adviser and fiduciary to our clients, we have the responsibility to render professional, continuous, and unbiased investment advice. Fiduciaries owe their clients a duty of honesty, good faith and fair dealing. Therefore, we must always act in the client’s best interests and must avoid or disclose conflicts of interest. This Code is designed to emphasize and implement these fundamental principles within our Company.

III.	Applicability

This Code applies to all Supervised Persons of the Company, including the Company’s directors and officers. Supervised Persons must adhere to the Standards of Conduct set forth in Section V below, including provisions requiring their compliance with laws and regulations. Additionally, Supervised Persons must provide initial and annual certifications of compliance with the Code, as well as acknowledgment of receipt of any amendments to the Code. Access Persons are subject to the personal securities transactions and holdings reporting requirements under this Code.

Terms such as “Supervised Person,” “Access Person” and “account” also include the person’s immediate family members (including any relative by blood or marriage living in the employee’s household), and any account in which he/she has a direct or indirect beneficial interest (such as a trust).

To avoid conflicts of interest and to satisfy the Company’s duties towards its clients, this Code of Ethics addresses the personal securities trading of Supervised Persons, and how they are required to comply with these provisions, as applicable.

IV.	Definitions

Unless otherwise defined herein, capitalized terms have the same meaning as defined under Rule 204(A)-1 of the Investment Advisers Act of 1940, as amended.

A.	“Supervised Person” means:

•	Directors, officers, and employees of the Company (or other persons occupying a similar status or performing similar functions); and

•	persons who, performing their regular functions or duties, participate in the process of purchasing or selling instruments or investments, or participate in making recommendations or obtaining information with respect to the purchase or sale of instruments or investments, on behalf of any of the Company’s clients, and are subject to the Company’s supervision and control.

B.	“Access Person” means:
•	a Supervised Person who has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding any covered security the adviser manages;
•	a Supervised Person who is involved in making securities recommendations to clients on behalf of the Company, or has access to such recommendations that are nonpublic; and
•	the Company’s directors and officers.

C.	“Affiliated Person” of another person means:

•	any person directly or indirectly owning, controlling, or holding the power to vote, 5% or more of the outstanding voting securities of such other person;

•	any person 5% or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held with power to vote, by such other person;

•	any person directly or indirectly controlling, controlled by, or under common control with, such other person; and

•	any officer, director, partner, co-partner or employee of such other person.

D.	“Beneficial Ownership” shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the U.S. Securities Exchange Act of 1934. “Beneficial Ownership” includes accounts of a spouse, minor children and relative’s residing in the home of the Access Person, as well as accounts of another person if by reason of any contract, understanding, relationship, agreement or other arrangement the Access Person obtains benefits substantially equivalent to those of ownership.

E.	“Control” means the power to exercise a controlling influence over the management or policies of a company unless such power is solely the result of an official position with such company. Any person who owns beneficially, either directly or through one or more controlled companies, more than 25% of the voting securities of a company is presumed to control such company.

F.	“Funds” means any registered investment companies for which the Company serves as adviser or subadviser, including all share classes issued by such Funds.

G.	“Purchase or Sale of a Security” includes, among other acts, the writing or acquisition of an option to purchase or sell a security.

H.	“Restricted Security” means (i) any security in the investable universe of the Company’s investment advisory clients, including all Funds for which the Company serves as adviser or subadviser, (ii) any security issued by any Fund, and

(iii) any other security designated by the Chief Compliance Officer as a Restricted Security in accordance with this Code of Ethics.

V.	Standards of Conduct

Investment-related information learned by a Supervised Person during the course of carrying out Company-related duties or in communications between Supervised Persons is to be kept confidential until or unless publicly available. Such information may include, but is not limited to, portfolio-related research activity, brokerage orders being placed on behalf of a client, and recommendations to purchase or sell specific securities.

Supervised Persons may not take or omit to take an action on behalf of a client or intentionally induce a client to act for the purpose of achieving a personal benefit.

Supervised Persons may not use actual knowledge of a client’s transactions to profit by the market effect of the client’s transaction.

Supervised Persons will not take for themselves (or for accounts in which they have a beneficial interest) unique investment opportunities which should be made available to the Company’s clients.

VI.	Compliance with Laws; General Restrictions

Supervised Persons must comply with all applicable federal securities laws. Each Supervised Person has the duty to know, understand and comply with federal securities laws and other legal obligations applicable to their duties and responsibilities.

No Supervised Person may:

•	Employ any device, scheme or artifice to defraud a client of the Company;

•	Make to a client of the Company any untrue statement of a material fact or omit to state to such client a material fact necessary in order to make the statements made in light of the circumstances under which they are made, not misleading;

•	Engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon another client of the Company;

•	Engage in any manipulative practice with respect to a client of the Company; or

•	Engage in any manipulative practice with respect to securities, including price manipulation.

Personal Trading Prohibitions. The following rules are intended to prevent any suggestion or implication that Access Persons are using their relationship with the Company to obtain advantageous treatment to the detriment of the interests of clients:

•	New Issues. No Access Person may purchase any security in any public offering that may be construed as a “new issue” under FINRA Rule 5130 without the prior written approval of the Chief Compliance Officer (the “CCO”). “New issues” include, among other things, initial public offerings (“IPO”).

•	Private Placements. Each Access Person who wishes to purchase or sell a security in a private placement must notify and obtain approval from the CCO or his designee prior to effecting the transaction. In considering such pre-clearance, the CCO or his designee will consider whether the opportunity is being offered to the Access Person by virtue of his/her position with the Company, among other things. Pre-clearance will be granted at the discretion of the CCO or his designee. Access Persons who have been authorized to acquire securities in a private placement are required to disclose such investment to the client when they participate in any client’s subsequent consideration of an investment in the issuer. Additionally, in such circumstances, the decision to purchase securities of the issuer for the client should be made either by another employee of the Company or, at a minimum, should be subject to an independent review by investment personnel of the Company with no personal interest in the issuer.

•	Restricted Securities. No Access Person may acquire or dispose of any Restricted Security or Beneficial Ownership in any Restricted Security without first obtaining pre-clearance from the CCO.

•	Review of Personal Trades. The Firm will maintain a list of Access Persons. Personal securities transactions of Access Persons will be reviewed periodically by Compliance.

VII.	Restrictions on Timing of Personal Securities Transactions

Paragraphs VIII and IX below set out specific restrictions relating to personal securities transactions. As described below, these restrictions are applicable regarding particular securities and particular transactions based upon transactions or information gained from or on behalf of client accounts. The securities which are subject to these restrictions at any particular time will be the securities which are approved by the investment team and make up Sardis’s investable universe. If you do not have direct access to Sardis’s investable universe, you should contact the Investment Team and CCO or his designee to determine whether a particular security would be considered part of the firm’s investable universe. Employees cannot execute any trades until it has been confirmed that either all transactions have been executed for clients in that same security or that it has been confirmed that no trades will be taking place on behalf of any clients which could pose a conflict. This also applies to any relative by blood or marriage living in the same household and any account in which an immediate family member has a direct or beneficial interest such as a trust. Employees may participate in trades alongside our clients if the trades do not adversely impact the pricing and availability of the transaction for clients or operate to the detriment of clients. Accordingly, employees must obtain written approval from the CCO prior to placing any such personal trades.

VIII.	Prevention of Misuse of Nonpublic Information

A.	Introduction

The Company forbids its Supervised Persons from trading or investing, either personally or on behalf of clients of the Company, on the basis of material nonpublic information or from communicating material nonpublic information to others in violation of the law. This conduct is frequently referred to as “insider trading”.

While the law concerning insider trading is not static, it is generally understood that the law prohibits:

•	Trading or investing by an insider while in possession of material nonpublic information; or
•	Trading or investing by a non-insider while in possession of material nonpublic information, where the information was disclosed to the non-insider in violation of an insider’s duty to keep it confidential.

In addition, communicating material nonpublic information to others in breach of a fiduciary duty.

This policy applies to every Supervised Person and extends to activities within and outside their duties at the Company.

B.	To Whom Does This Policy Apply?

This policy applies to any transactions in any securities or other investments participated in by Supervised Persons, their family members, trusts or corporations controlled by such persons. In particular, this policy applies to transactions by:

•	the Supervised Person’s spouse;
•	the Supervised Person’s minor children;
•	any other relatives living in the Supervised Person’s household;
•	a trust in which the Supervised Person has a beneficial interest, unless such person has no direct or indirect control over the trust;

•	a trust as to which the Supervised Person is a trustee;
•	a revocable trust as to which the Supervised Person is a settlor;
•	a corporation of which the Supervised Person is an officer or director, or in which the Supervised Person holds more than 10% of a class of the corporation’s equity securities; or
•	a partnership of which the Supervised Person is a partner (including most investment clubs) unless the Supervised Person has no direct or indirect control over the partnership.

Each Supervised Person is responsible for becoming familiar with these policies and procedures. The obligation to maintain the confidentiality of material nonpublic information continues to apply to individuals who cease to work with the Company, as long as they are in possession of proprietary or inside information.

Failure to observe these policies and procedures may give rise to disciplinary or legal action by the Company against any offending Supervised Person, up to and including termination. In appropriate cases, the Company may report violations to governmental or regulatory authorities.

Any questions concerning the policies and procedures described herein or their implementation should be addressed, and requests for exceptions to these policies and procedures should be referred, to the CCO or his designee. If you have any reason to believe that a violation of these policies and procedures has occurred or is about to occur, you must notify the CCO or his designee immediately.

C.	What is Material Information?

Trading or investing based on inside information is not a basis for liability unless the information is material. “Material information” generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities.

Although there is no precise generally accepted definition of materiality, information is likely to be material if it relates to significant changes affecting such matters as:

•	dividend or earnings expectations;
•	write-downs or write-offs of assets;
•	additions to reserves for bad debts or contingent liabilities;
•	expansion or curtailment of company or major division operations;
•	proposals or agreements involving a joint venture, merger, acquisition, divestiture or leveraged buy-out;
•	new products or services;
•	exploratory, discovery or research developments;
•	criminal indictments, civil litigation or government investigations;
•	disputes with major suppliers or customers or significant changes in the relationships with such parties;

•	labor disputes including strikes or lockouts;
•	substantial changes in accounting methods;
•	major litigation developments;
•	major personnel changes;
•	debt service or liquidity problems;
•	bankruptcy or insolvency;
•	extraordinary management developments;
•	public offerings or private sales of debt or equity securities;
•	calls, withdrawals or purchases of a company’s own stock;
•	issuer tender offers; or
•	recapitalizations.

Note: The above list of examples is NOT exhaustive.

Information provided by a company could be material because of its expected effect on a particular class of the company’s securities, all the company’s securities, the securities of another company, or the securities of several companies. Moreover, the resulting prohibition against the misuses of “material” information reaches all types of securities (whether stock or bonds) as well as any option related to that security (such as a put, call or index security).

D.	What is Nonpublic Information?

1.	Generally. In order for issues concerning insider trading to arise, information must not only be material, it must be nonpublic. “Nonpublic information” is information which has not been made available to investors generally. Information received in circumstances indicating that it is not yet in general circulation or where the recipient knows or should know that the information could only have been provided by an insider is also deemed nonpublic information.

Once nonpublic information has been effectively distributed to the investing public, it is no longer subject to insider trading restrictions. However, for nonpublic information to become public information, it must be disseminated through recognized channels of distribution designed to reach the securities marketplace, such as disclosure in a national business and financial wire service (Dow Jones or Reuters), a national news service (AP or UPI), a national newspaper (The Wall Street Journal or The New York Times) or a publicly disseminated disclosure document (a proxy statement or prospectus). The circulation of rumors, even if accurate, widespread, and reported in the media, does not constitute the requisite public disclosure. The information must not only be publicly disclosed, but there must also be adequate time for the market as a whole to digest the information. Although timing may vary depending upon the circumstances, a good rule of thumb is that information is considered nonpublic until 24 hours after public disclosure.

Material non-public information is not made public by selective dissemination. Material information improperly disclosed only to institutional investors or to an analyst or a favored group of analysts retains its status as nonpublic information which must not be disclosed or otherwise misused. So long as any material component of the inside information possessed by a company has yet to be publicly disclosed, the information is deemed nonpublic and may not be misused.

2.	Information Provided in Confidence. Occasionally, a Supervised Person may become a temporary “insider” because of a fiduciary (i.e., a person or entity to whom property is entrusted for the benefit of another) or commercial relationship. As an insider, the Company has a fiduciary responsibility not to breach trust of the party that has communicated the material nonpublic information by misusing that information. This fiduciary duty arises because the Company has entered or has been invited to enter into a commercial relationship with the client or prospective client and has been given access to confidential information solely for the corporate purposes of that client or prospective client. This obligation remains whether the Company ultimately participates in the transaction.

3.	Information Disclosed in Breach of Duty. Analysts and portfolio managers at the Company must be especially wary of material nonpublic information disclosed in breach of a corporate insider’s fiduciary duty. Even where there is no expectation of confidentiality, a person may become an insider upon receiving material nonpublic information in circumstances where a person knows, or should know, that a corporate insider is disclosing information in breach of the fiduciary duty he or she owes the corporation and its shareholders. Whether the disclosure is an improper “tip” that renders the recipient a “tippee” depends on whether the corporate insider expects to benefit personally, either directly or indirectly, from the disclosure. In the context of an improper disclosure by a corporate insider, the requisite personal benefit may not be limited to a present or future monetary gain. Rather, a prohibited personal benefit could include a reputational benefit, or an expectation of a quid pro quo from the recipient or the recipient’s employer by a gift of the inside information.

A person may, depending on the circumstances, also become an insider or “tippee” when he or she obtains apparently material, nonpublic information by happenstance, including information derived from social institutions, business gatherings, overheard conversations, misplaced documents, and “tips” from insiders or other third parties.

E.	Identifying Material Nonpublic Information

1.	Before trading or investing for yourself or others (including clients of the Company) in the securities or other interests of a company about which you may have potential material nonpublic information, ask yourself the following questions:

a.	Is this information that an investor could consider important in making his or her investment decision? Is this information that could substantially affect the market price of the securities or assets if generally disclosed?

b.	To whom has this information been provided? Has the information been effectively communicated to the marketplace by being published in Reuters, The Wall Street Journal or other publications of general circulation?

2.	Given the potentially severe regulatory, civil and criminal sanctions to which the Supervised Person, the Company and its personnel could be subject, any Supervised Person who is uncertain as to whether the information he or she possesses is material nonpublic information should immediately take the following steps:

a.	Report the matter immediately to the CCO;

b.	Do not purchase or sell the securities or assets on behalf of yourself or others, including clients of the Company; and

c.	Do not communicate the information inside or outside the Company, other than to the CCO.

F.	Penalties for Insider Trading

Penalties for trading on or communicating material nonpublic information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to severe penalties even if he or she does not personally benefit from the violation. Some penalties which may be imposed include:

•	civil injunctions;
•	treble damages;
•	disgorgement of profits;
•	prison sentences;
•	fines for the persons who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited; and
•	fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

In addition, any violation of this policy statement can be expected to result in serious sanctions by the Company, including dismissal of the persons involved.

IX.	Reporting

A.	Covered Accounts

The reporting obligations below apply not only to securities transactions by an Access Person for his or her own account, but also for the account of a member of the Access Person’s immediate family, or any account in which an Access Person or a member of his or her immediate family may have a direct or indirect beneficial ownership interest.

B.	Initial and Annual Reporting Requirements

Each Access Person must submit to the CCO or his designee:

●	An initial report containing a complete list of the Access Person’s personal securities holdings, submitted no later than 10 days after the individual became an Access Person and current as of a date not more than 45 days prior to the date the individual became an Access Person, unless such Access Person certifies that the full extent of its current personal securities holdings (including Private Investments such as Hedge Funds and Private Equity holdings) are reflected in past brokerage statements that have already been delivered to the Company; and

●	An annual report thereafter containing a complete list of the Access Person’s personal securities holdings (including Private Investments such as Hedge Funds and Private Equity holdings), current as of a date not more than 45 days prior to the date the report is submitted.

The securities holdings reports must contain, at a minimum:

●	The type and title of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each reportable security in which the Access Person has any direct or indirect beneficial ownership;

●	The name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the Access Person’s direct or indirect benefit; and

●	The date the Access Person submits the report.

Access Persons may be able to instead provide brokerage statements, provided that they include all required information.

C.	Quarterly Reporting Requirements

Each Access Person must submit to the Company’s CCO or his designee quarterly reports of such Access Person’s personal securities transactions during the quarter, submitted no later than 30 days after the end of the calendar quarter. The securities holdings reports must contain, at a minimum:

●	The date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each reportable security involved;
●	The nature of the transaction (purchase, sale, or any other type of acquisition or disposition);
●	The price of the security at which the transaction was effected;
●	The name of the broker, dealer or bank with or through which the transaction was effected; and
●	The date the Access Person submits the report.

Access Persons may be able to instead provide brokerage statements, provided that they include all required information.

D.	Confidentiality of Reports

Transactions and holdings reports of Access Persons will be maintained in confidence, except to the extent necessary to implement and enforce the provisions of this Code or to comply with requests for information from government agencies.

E.	Exemptions from Reporting

An Access Person is not required to submit reports with respect to the following securities or transactions in the following securities:

●	Securities traded pursuant to an automatic investment plan;
●	Securities issued by the U.S. Government, bankers’ acceptances, bank certificates of deposit, commercial paper and money market instruments;
●	Shares of registered open-end investment companies (other than Reportable Funds);
●	Shares issued by unit investment trusts that are invested exclusively in one or more registered open-end investment companies, none of which are Reportable Funds
●	Securities held in accounts over which the Access Person had no direct or indirect influence or control; and
●	Securities which, if reported, would duplicate information contained in broker trade confirmations or account statements that the Company keeps, so long as the Company receives the confirmations or statements no later than 30 days after the end of the applicable calendar quarter.

X.	Monitoring and Review

A.	Annual Review

The CCO or his designee will review the adequacy of the Code and the effectiveness of its implementation at least annually and make recommendations for updating as a result of any changes in the regulations or changes in procedures.

B.	Monitoring of Personal Securities Transactions

Personal securities transactions and holdings reports and trading patterns of Access Persons will be reviewed on a periodic basis by the CCO or his/her designee (the “Reviewer”). The Chief Operating Officer or his designee is responsible for reviewing and monitoring the personal securities transactions of the Reviewer and for taking on the responsibilities of the Reviewer in the Reviewer’s absence. Such reviews will include the following:

●	An assessment of whether the Access Person followed any required internal procedures, such as pre-clearance;
●	An assessment of whether the Access Person is trading for his/her own account in the same securities he/she is trading for clients, and if so, whether the clients are receiving terms as favorable as the Access Person takes for himself/herself;
●	Periodic analysis of the Access Person’s trading for patterns that may indicate abuse; and
●	An investigation of any substantial disparities between the percentage of transactions that are profitable when the Access Person trades for his/her own account and the percentage that are profitable when he/she enters transactions for clients.

C.	Certification of Compliance

Initial Certification

Each newly hired Supervised Person will be provided with a copy of the Code upon commencement of employment. As a condition of employment, each Supervised Person will be required to provide all necessary information regarding investments and directorships and will certify in writing that they have: (i) received a copy of the Code; (ii) read and understand all provisions of the Code; and (iii) agreed to comply with the terms of the Code in every respect. Such certification will be reviewed by the CCO or his designee.

Acknowledgement of Amendments

Supervised Persons will be provided with any amendments to the Code and should submit a written acknowledgement that they have received, read, and understood the amendments to the Code. Such acknowledgment should be delivered to the CCO or his designee.

Annual Certification

Each Supervised Person will certify annually that they have read, understood, and complied with the Code. Such certification should be delivered to the CCO or his designee. In addition, the certification will include a representation that such Supervised Person has made all of the reports required by the Code and has not engaged in any prohibited conduct. If the Supervised Person is unable to make such a representation, the Company will require such Supervised Person to self-report any violations.

XI.	Recordkeeping

A.	Location

The Company will maintain the following records in a readily accessible place:

•	A copy of each Code that has been in effect at any time during the past five years;
•	A record of any violation of this or any other Code and any action taken as a result of such violation for five years from the end of the fiscal year in which the violation occurred;
•	A record of all written acknowledgements of receipt of this Code and amendments for each person who is currently, or within the past five years was, a Supervised Person;
•	A record of all personal trading by Access Persons, consisting of the names of Access Persons, the holdings and transaction reports, and any decisions approving the acquisition of securities in Fund current/ potential investments, initial public offerings, and limited or private offerings by Access Persons;
•	Holdings and transactions reports made pursuant to the Code, including any brokerage confirmation and account statements made in lieu of these reports;
•	A list of the names of persons who are currently, or within the past five years were, Access Persons and investment personnel;
•	A record of any decision and supporting reasons for approving the acquisition of securities by Access Persons in limited or private offerings for at least five years after the end of the fiscal year in which approval was granted;
•	A record of any decisions that grant employees or Access Persons a waiver from or exception to the Code;
•	A record of persons responsible for reviewing Access Persons’ reports currently or during the last five years; and

B.	Maintenance of Records

These records will be kept for five years. For the first two years, the records will be kept in the Company’s offices, and in an easily accessible place for at least three years thereafter.

XII.	Disclosure of the Code

A description of the Company’s Code will be included on the Company’s Form ADV Part 2 brochure. In addition, the Company must provide a copy of this Code to any client or prospective client upon request. Any employee that receives a request for a copy of the Code from a client or prospective client should forward that request to the CCO or his designee as soon as reasonably practicable.

XIII.	Administration and Enforcement of the Code

A.	Training and Education

The CCO or his/her designee is responsible for training and educating all Supervised Persons about this Code. Training regarding this Code will occur annually. All Supervised Persons are required to attend the training sessions and read any applicable materials.

B.	Report to Senior Management

The CCO or his designee will report material violations to senior management. Code violations will also be reported to the Trust Chief Compliance Officer if the violation involves the Sardis Credit Opportunities Fund..

XIV.	Reporting Violations

Supervised Persons must report “apparent” or “suspected” violations in addition to actual or known violations of the Code to the CCO or his designee and must cooperate in any investigation relating to possible breaches of the Code. Supervised Persons are encouraged to seek advice from the CCO or his designee with respect to any action or transaction which may violate this Code and to refrain from any action or transaction which might lead to the appearance of a violation. The types of reporting by Supervised Persons required under this Code includes: (i) noncompliance with applicable laws, rules, and regulations; (ii) fraud or illegal acts involving any aspect of the Company’s business; (iii) material misstatements in regulatory filings, internal books and records, clients records or reports; (iv) activity that is harmful to clients; and (v) deviations from required controls and procedures that safeguard clients and the Company.

A Managing Partner is an alternate person to whom employees may report violations in case the CCO or his designee is involved in the violation or is unreachable. Reports will be treated confidentially to the extent permitted by law and investigated promptly and appropriately.

XV.	Sanctions

In the event of a failure by a Supervised Person to comply with the provisions of this Code or of applicable securities laws, the CCO may impose appropriate sanctions, including but not limited to a warning, fines, disgorgement, suspension, demotion or dismissal. In addition to sanctions, violations may result in referral to civil or criminal authorities where appropriate.

XVI.	Gifts & Entertainment

Supervised Persons should conduct themselves in such manner as to avoid potentially embarrassing situations when giving or receiving gifts and/or business entertainment as well as the bounds of law and reasonable propriety. If Supervised Persons are offered gifts, gratuities, or other favors, they should simply ask themselves three questions:

1)	Is the giver attempting to influence my judgment?
2)	Would an outsider think so?
3)	If I accept this gift, will I feel indebted or obligated in some way to the giver?

By refusing inappropriate inducements of any kind, Supervised Persons will be preserving assets of far greater value: their good name, the reputation of Sardis and our Advisory Clients’ financial welfare. Sardis has adopted the policies set forth below to guide Supervised Persons in this area.

General Policy

Sardis’s policy with respect to gifts and entertainment is as follows:

•	Supervised Persons should not accept or provide any gifts or favors that might influence the decisions they or the recipient must make in business transactions, or that others might reasonably believe would influence those decisions
•	In the ordinary course of business, Supervised Persons may give or receive modest business gifts and this Policy is not intended to restrict normal business activities. Sardis recognizes the value of fostering good working relationships with individuals and firms. Subject to this Policy, Supervised Persons of Sardis are permitted, on occasion, to entertain and to attend events as hosts and guests. When doing so, Supervised Persons are to always act in the best interests of Sardis, its associates and clients, and avoid any activity that might create an actual or perceived conflict of interest or the appearance of impropriety

Additional Government and Labor Organization Reporting Requirements

Any gifts, entertainment, payment of money or anything of value made directly or indirectly by you to a government employee or government official must be reported to the Compliance Team. All items regardless of the amount or value must be reported.

In the United States, there are specific laws governing gifts and entertainment for government officials. Under the Foreign Corrupt Practices Act (“FCPA”), Bank Bribery Law, Elections Law and other applicable legal authority, severe penalties may be imposed on the Firm and on individuals who violate these laws and regulations. Similar laws and regulations may also apply in other jurisdictions where Sardis may conduct business. In addition, before any gifts, any payment of money or anything of value is made directly or indirectly by you to a labor organization or officer, agent, shop steward, or other representative or employee of any labor organization (including union officials serving in some capacity to a Taft-Hartley Plan) it must be approved by the CCO.

Reporting Requirements

Supervised Persons may not accept any gift, gratuity or other item of more than nominal value from any person or entity that does business, or desires to do business, with Sardis directly or on behalf of an Advisory Client. You may accept gifts from a single giver so long as the gift is not cash or a cash equivalent, and the aggregate annual value does not exceed $100. You may also attend business meals, sporting events and other entertainment events at the expense of a giver (or at your expense for another), so long as the expense is reasonable, both you and the giver are present, and the events are not excessively frequent. The acceptance of tickets to any event where the giver does not attend is considered a gift subject to the $100 annual limit rather than a business meal or other entertainment event.

All gifts and events of which you are the recipient of, or have provided, must be reported to the CCO regardless of value. Reporting includes: (1) the date; (2) description of the gift or event that has been provided or received; (3) list of Firm employees who have provided or received the gift/event (if more than one employee); (4) external party responsible for providing or receiving said gift/event; (5) confirmation of whether the external party offering the event has attended and

(6) the estimated value.

There are events, however, that may be considered unreasonable. Examples of events that may be considered an unreasonable expense would be World Series or Super Bowl tickets, special concerts or movie events and vacation trips. Supervised Persons should forward by way of e-mail to the attention of the CCO a description of any entertainment that is unusual and not customary to our normal course of business in which the Supervised Person would like to consider participating and may only participate with the express written approval of the CCO.

You shall not give any gift, gratuity or other thing, or provide business entertainment, which would be construed as unreasonable in value with the intent or purpose of influencing a third party’s business relationship with Sardis.

This gift reporting requirement is for the purpose of helping Sardis monitor the activities of its employees. However, the reporting of a gift does not relieve any Supervised Person from the obligations and policies set forth in this Section or anywhere else in this Code. If you have any questions or concerns about the appropriateness of any gift, please consult the CCO.

XVII.	Outside Employment or Other Activities

Any employment or other outside activity by an employee may result in possible conflicts of interests for the employee or for the firm and therefore should be reviewed and, as appropriate, approved by the CCO. Outside activities which must be reviewed and approved include such activities as the following:

(1)	being employed or compensated by any other entity or engaged in any other business;
(2)	serving as an officer, director, partner, etc., in any other entity;
(3)	ownership interest in any non-publicly traded company or other private investments; or,
(4)	any public speaking or writing activities or matters within the scope of employment or related to Sardis’s business as an investment adviser (except for a principal of the Adviser, in which case the principal must provide prior notice to the CCO of such activities as opposed to obtaining prior approval).

Written approval for the above activities where required is to be obtained by an employee before undertaking such activity so that a determination may be made that the activity does not interfere with any of the employee’s responsibilities at the firm and any conflicts of interests in such activities may be addressed. An employee seeking approval generally must provide the following information to Sardis’s CCO: (1) the name and address of the outside business organization; (2) a description of the business of the organization; (3) compensation, if any, to be received; (4) a description of the activities to be performed; and (5) the amount of time per month that will be spent on the outside activity. Employees must update annually any requests for approval of an outside activity.

Records of requests for approval along with the reasons such requests were granted or denied are maintained by Sardis’s CCO.